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                                                                    EXHIBIT 99.1

CONTACT:
Marvin (Mickey) S. Goldwasser
Open Solutions Inc.
860.652.3153
mgoldwasser@opensolutions.com

                 OPEN SOLUTIONS INC. ANNOUNCES PLANS TO ACQUIRE

                      INFORMATION SERVICES GROUP FROM BISYS

            -- Financial Services Provider to Expand Presence in the
                        Financial Services Marketplace--

GLASTONBURY, CONN., SEPT. 15, 2005 - Open Solutions Inc. (NASDAQ: OPEN), a provider of integrated, enterprise-wide data processing technologies for banks and credit unions, today announced that it has reached a definitive agreement with New York-based The BISYS Group, Inc. (NYSE: BSG) (BISYS), a leading provider of outsourced solutions to investment firms, insurance companies and banks, to acquire BISYS' Information Services Group. Open Solutions believes that this transaction will enable it to expand its product offerings, further increase its presence in the financial services marketplace and extend its client base to include the insurance and corporate industries.

The Information Services Group provides industry-leading information processing, imaging and back-office services to banks, insurance companies and corporate clients. The group consists of Banking Solutions, which provides outsourced information processing for approximately 220 large and community banks (through its TotalPlus(TM) core platform offering or through Open Solutions' relational core technology TotalCS(TM) via a strategic partnership); Corporate Financial Solutions, which provides outsourced information processing in the areas of asset retention, corporate banking, healthcare banking, and insured deposit services for more than 100 insurance companies and major corporations; and Document Solutions, which is one of the industry's largest providers of check-imaging solutions and serves approximately 400 financial institutions. Open Solutions intends to operate Information Services as a separate business unit, and Information Services will continue to be located and operate from its offices in Cherry Hill, NJ; Houston, TX; Lombard, IL; Cincinnati, OH; Rockland, MA; and Birmingham, AL. Clients of Information Services will benefit from the availability of even more choices in terms of open, industry-focused technology solutions and additional product offerings and services.

Industry veteran David Krystowiak, SVP and general manager at Open Solutions, who has more than 25 years of experience serving the financial services industry, will be heading up integration efforts and will be assisted by Open Solutions CFO Carl Blandino. They will be working closely with BISYS' senior management to oversee integration planning and transition efforts.

Under terms of the agreement, which is subject to the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the receipt by Open Solutions of the proceeds of its committed financing, the receipt of certain third party consents and approvals, the receipt of audited final statements for the Information Services business and other closing conditions, Open Solutions will purchase Information Services for a total cash consideration of approximately $470 million subject to adjustment, in a cash-for-stock purchase and make a section 338(h) (10) tax election. The transaction is expected to close in the fourth quarter of 2005. Open Solutions expects the acquisition to be accretive to earnings per share and, based on its assumptions and a 2005 closing, currently believes that for the full calendar year 2006 the net effect of the transaction

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will be a contribution of between $180 and $195 million of revenue, between $45 and $55 million of EBITDA, and between $0.06 and $0.12 of diluted earnings per share.

BISYS has been a strategic reseller and alliance partner of Open Solutions since 1997 when BISYS Information Services first partnered with Open Solutions to offer Open Solutions' relational core data processing technology as an outsourced data processing alternative. Approximately 60 of BISYS' 220 core clients are currently processed on Open Solutions' relational core platform and other complementary products. The partnership has grown and expanded through the years to include access to Open Solutions' full line of complementary products and services. Both organizations know each others' management teams and have enjoyed an excellent working relationship as they sought to better address the growing demand in the market for Open Solutions' technology offerings. The acquisition represents a natural progression of this relationship. Open Solutions and BISYS' Information Services Group both serve the financial services marketplace with an emphasis on providing institutions with a distinct technological, service and competitive advantage.

"We are delighted to be able to announce today our agreement to acquire Information Services from BISYS," said Open Solutions Chairman and CEO Louis Hernandez, Jr. "As with all our acquisitions, we seek to add key strategic organizations that will allow us to meet our long-term strategic goals; complement our own organic growth; culturally fit into our organization; and enable us to better serve the financial services industry. Information Services brings us an ongoing and already established working relationship, with a similar business philosophy, industry commitment, market vision, industry-skilled employee base and a desire to proactively serve the needs of its clients and the marketplace. We believe this acquisition will enable our organization to further expand our market presence and extend our reach within the financial services sector as Open Solutions continues to serve financial institutions of all sizes. All of us at Open Solutions are looking forward to welcoming the employees and clients of Information Services into the Open Solutions family."

"We believe that the acquisition by Open Solutions of BISYS Information Services will create an excellent opportunity to increase the success that Information Services has enjoyed in the financial services marketplace," said Bill Neville, president of BISYS Information Services. "BISYS and Open Solutions have mutually benefited from an established and excellent working relationship for many years, and the union of the two businesses will position the combined organization for even greater success in the future. Like Information Services, Open Solutions is highly-recognized in the financial services arena and has demonstrated a focused commitment to meeting the technological and service needs of the industry and their clients. The associates of Information Services are looking forward to joining and continuing to work with Open Solutions to further serve the needs of the financial services industry."

Russ Fradin, BISYS president and CEO, stated, "Open Solutions has earned an excellent reputation in the financial services and credit union marketplace of providing focused technology solutions combined with outstanding client service. As a result, we are pleased that we have reached an agreement with Open Solutions, a logical acquirer of these operations. Open Solutions has the industry reputation, experience, resources and products to continue to provide our Information Services clients with a robust suite of offerings and a similar dedication to client service. We believe that our Information Services clients will be served well in the years ahead and that our professionals will be joining a world-class organization."

Open Solutions intends to leverage each company's strengths and experience to further expand into the overall financial services marketplace while continuing to serve the unique needs of the banking and credit union industry. This is just one step in Open Solutions' long-term strategy to further establish itself as the leader in the industry.

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Open Solutions management will host an investor conference call today at 5:00
p.m. Eastern Time. To access the webcast, visit Open Solutions' Web site located at www.opensolutions.com, enter the Investor Relations section and click on the Event Calendar link. To access the live conference call by phone, call (866) 825-3354 (or 617/213-8063 outside the United States), and enter the pass code 46635977. The conference call will be webcast live, and the recorded webcast and telephone replays of the conference call will be available two hours after the conference call is complete. A telephone replay of the call will also be available for one week after the live call by calling (888) 286-8010 (or 617/801-6888 outside the United States), and entering the pass code 93412969.

ABOUT BISYS

The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation's largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS' Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.

ABOUT OPEN SOLUTIONS INC.

Open Solutions Inc. offers a fully-featured strategic product platform that integrates core data processing applications built on a single centralized Oracle(R) relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, Check 21, electronic image/item processing, interactive voice response, payment and loan origination solutions. Open Solutions' full suite of products and services allows banks, thrifts and credit unions in the United States and Canada to better compete in today's aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at
860.652.3153 or via fax at 860.652.3156. Visit Open Solutions' Web site at www.opensolutions.com.

Open Solutions Inc.(R) is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright (C) 2005 Open Solutions Inc. All rights reserved.

SAFE HARBOR STATEMENT

Statements made in this press release that state Open Solutions Inc.'s or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.'s actual results to differ materially from those projected in such forward-looking statements. For example, we have entered into and may continue to enter into business combinations and

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acquisitions, which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.'s operations, markets, products, services, prices and other factors set forth under the heading "Factors Affecting Future Operating Results" in Open Solutions' Quarterly Report on Form 10-Q for the three months ended June 30, 2005, as filed with the Securities and Exchange Commission.